UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report: November 21, 2017
Date of earliest event reported: November 16, 2017
Hooper Holmes, Inc.
(Exact name of registrant as specified in its charter)

New York	001-09972	22-1659359
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

560 N. Rogers Road, Olathe, KS	66062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (913) 764-1045

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers.

On November 16, 2017, Hooper Holmes, Inc. (the “Company”) appointed Kevin Johnson, 47, as its new Chief Financial Officer. Mr. Johnson replaced Steven Balthazor, who ceased to serve as the CFO on November 16, 2017. The change occurred as contemplated by the succession plan described in the Company’s Form 8-K filed with the SEC on September 22, 2017 (the “Prior 8-K”).
As discussed in the Prior 8-K, Mr. Johnson joined the Company on September 11, 2017, in the role of Senior Financial Advisor, in which position he worked until his appointment to the office of CFO. Before joining the Company, Mr. Johnson served as the CFO of MobileAware, a privately held technology company, from 2016 to 2017, and as Vice President, Corporate Controller, and Head of Operations at Imprivata, Inc., a provider of information technology security and identity solutions to the healthcare industry, from 2012 to 2016. Imprivata was listed on the NYSE during Mr. Johnson’s tenure but was acquired and became privately held in September 2016.
The material terms of the Company’s Employment Agreement dated September 11, 2017 (the “Employment Agreement”) with Mr. Johnson are as follows:

•	Mr. Johnson will receive a base salary of $250,000 per year, subject to annual review and adjustment by the Company.

•
Mr. Johnson is eligible for an annual bonus, payable in cash or restricted stock, with a target level of 40% of his base salary and payout determined by Company performance levels set annually by the Company’s Board of Directors.

•
Mr. Johnson is eligible to participate in the Company’s long-term incentive compensation plans as in effect during the term of the Employment Agreement. In lieu of an annual award under the Company’s Long-Term Incentive Plan during 2017, he received in September 2017 an option to purchase 250,000 shares of the Company’s common stock with a strike price of $0.65 per share. Mr. Johnson’s option to purchase 187,500 of these shares vests in equal amounts over the first four anniversaries of the date of grant. His option to purchase the remaining 62,500 shares is subject to performance-based vesting dependent on the Company’s achievement, as of December 31, 2017, of its $7 million run-rate synergy target for 2017 with respect to the Company’s May 2017 merger with Provant Health Solutions, LLC. Mr. Johnson is eligible for an additional cash bonus of $30,000 if the Company achieves more than $750,000 over the run-rate synergy target by the end of 2017.

•
The Employment Agreement does not provide a fixed term of employment but will remain in effect until terminated by either party in compliance with stated notice provisions. If Mr. Johnson’s employment is terminated (a) by the Company without Cause, (b) by Mr. Johnson for Good Reason, or (c) as a result of a Triggering Event following a Change in Control (all of the foregoing capitalized terms as defined in the Employment Agreement), he will be entitled to a six-month continuation of his then-current base salary and right to participate in Company retirement and benefit plans. In addition, if his termination occurs as a result of a Triggering Event following a Change in Control, all of his outstanding stock options will vest upon the date of his termination and will be exercisable for the period specified in the applicable plan.

•
The Employment Agreement contains other terms that are typical of executive employment agreements, including provisions covering confidentiality, non-competition, non-solicitation, and intellectual property protection.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOOPER HOLMES, INC.

Dated: November 21, 2017	By:	/s/ Henry Dubois
Henry Dubois, CEO